Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 22, 1997, relating to the financial statements and financial highlights of Quest for Value Dual Purpose Fund, Inc. (to be named Oppenheimer Quest Capital Value Fund, Inc.) which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ Price Waterhouse LLP

--------------------------
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
February 20, 1997










PROSP\capitcon.#1